EXHIBIT 99.2

To assist investors in assessing 4Q24 results, the following disclosures have been made available in this 8-K filing:

4Q24 INVESTOR RELATIONS DATA SUMMARY (PAGE 1 of 2)
Effective Income Tax Rate	4Q24	3Q24	2Q24	1Q24	4Q23

Effective Income Tax Rate, %	24%	35%	34%	36%	30%

Common Shares Outstanding, millions	4Q24	3Q24	2Q24	1Q24	4Q23

At quarter end	4,353	4,395	4,443	3,943	3,971
Weighted-average - assuming dilution¹	4,413	4,462	4,317	3,998	4,010

¹ Includes restricted shares not vested as well as 545 million shares issued for the Pioneer merger on May 3, 2024.

Upstream Volume Driver Analysis, koebd	4Q24 vs 3Q24	2024 vs. 2023
Prior Period	4,582	3,738
Entitlements - Net Interest	—	(13)
Entitlements - Price / Spend / Other	20	(23)
Government Mandates	—	9
Divestments	(18)	(63)
Growth / Other	18	685
Current Period	4,602	4,333

Upstream Realization Data	4Q24	3Q24	2Q24	1Q24	4Q23
United States
ExxonMobil
Crude ($/b)	67.58	72.94	79.00	74.96	76.64
Natural Gas ($/kcf)	2.09	1.16	1.04	2.22	2.55

Marker Benchmarks
WTI ($/b)	70.35	75.19	80.73	77.06	78.37
Henry Hub ($/mbtu)	2.79	2.15	1.89	2.25	2.88

Non-U.S.
ExxonMobil
Crude ($/b)	67.58	73.07	77.60	72.00	74.23
Natural Gas ($/kcf)	10.77	10.13	9.73	11.37	12.58

Marker Benchmarks
Brent ($/b)	74.69	80.18	84.94	83.24	84.05
TTF ($/mbtu)	12.77	11.35	9.28	9.67	13.73

The above numbers reflect ExxonMobil’s current estimate of volumes and realizations given data available as of the end of the fourth quarter of 2024. Volumes and realizations may be adjusted when full statements on joint venture operations are received from outside operators. ExxonMobil management assumes no duty to update these estimates.

Product Solutions Marker Benchmark Data	4Q24	3Q24	2Q24	1Q24	4Q23
Energy Products
Indicative Refining Margin ($/b)	9.5	10.5	15.1	18.7	15.1

Chemical Products
North American Polyethylene ($/T)	844	918	954	904	856
Asia Pacific Polyethylene ($/T)	870	883	895	894	888
Asia Pacific LVN ($/T)	635	647	651	685	646
USGC Ethane ($/T)	163	116	168	143	169

The above markers reflect the average prices from the quarter. Indicative Refining Margin, NA PE, AP PE, AP LVN, and USGC Ethane from Platts, part of S&P Global Commodity Insights. Marker associated sensitivities developed for forward-looking analysis and in relation to full-year results. For any given period, the accuracy of the earnings sensitivity will be dependent on the price movements of individual types of crude oil, natural gas, or products, results of trading activities, project start-up timing, maintenance timing, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices only provide broad indicators of changes in the earnings experienced in any particular period. Refer to “Modeling Toolkit” tab on the Investor Relations page of our website at www.exxonmobil.com for more information.

EXHIBIT 99.2
4Q24 INVESTOR RELATIONS DATA SUMMARY (PAGE 2 of 2)

Natural gas sales, mcfd ¹	2024	2023	2022
United States	5,602	4,656	4,329
Canada/Other Americas	105	88	88
Europe	2,847	2,521	2,697
Africa	150	128	70
Asia/Middle East	3,735	3,497	3,354
Australia/ Oceania	1,043	1,119	1,288
Worldwide natural gas sales	13,483	12,009	11,826

¹ Natural gas sales include 100 percent of the sales of ExxonMobil and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

Refining capacity, and utilization ²	2024	2023	2022
Average refining capacity, kbd ³
United States	1,964	1,940	1,775
Canada	434	433	433
Europe	1,196	1,315	1,348
Asia Pacific	659	770	826
Other	200	200	200
Worldwide average refining capacity	4,453	4,658	4,582

Utilization of refining capacity, %
United States	95	95	96
Canada	92	94	97
Europe	87	89	88
Asia Pacific	65	65	65
Other	83	75	90
Worldwide utilization of refining capacity	88	87	88

[2] Excludes refining capacity for a minor interest held through equity securities in the Laffan Refinery in Qatar, for which results are reported in the Upstream segment
[3] Refining capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.

Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.